The Roxbury Funds

DISTRIBUTION AND SHAREHOLDER SERVICING (RULE 12b-1) PLAN

The following Distribution and Shareholder Servicing (Rule 12b-1) Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, by The Roxbury Funds (the "Trust"), a Delaware statutory trust, on behalf of the classes of shares (each, a "Class") of the portfolios of the Trust (the "Funds") set forth on Exhibit A, as may be amended from time to time.

1.	PAYMENTS BY THE FUND TO PROMOTE THE SALE OF FUND SHARES

For each Class, a Fund may pay the Fund's distributor (the "Distributor") or other entities as approved by the Trust's Board of Trustees such as other principal underwriters, the Fund's investment adviser ("Adviser"), broker-dealers, financial intermediaries (which may include banks) and other parties that enter into a distribution, underwriting, selling or service agreement with respect to shares of such Class (each, a "Recipient") distribution and shareholder servicing fees in the amounts provided on Exhibit A.  The Distributor may pay all or a portion of these fees to any Recipient who renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services, pursuant to a written agreement, a form of which is attached as Exhibit B.  The Fund, the Distributor, the Adviser or other parties also may incur expenses in connection with the distribution or marketing and sale of the Fund's shares that may be paid or reimbursed under the Plan.  To the extent not so paid by the Distributor, such amounts may be retained by the Distributor for future payment of distribution-related expenses.

The aggregate amount of fees and expenses to be paid by a Fund pursuant to this Plan with respect to any Class shall be the amount calculated in the percentage per annum of the average daily net assets attributable to such Class as set forth on Exhibit A.  The distribution and shareholder servicing fee payable with respect to any Class shall not exceed the maximum distribution and shareholder servicing fee per annum set forth on Exhibit A with respect to that Class.  Payment of these fees shall be made monthly promptly following the close of the month, or at such other intervals as the Trust's Board of Trustees may determine.

Payments under this Plan are not tied exclusively to actual distribution and/or service fees and expenses incurred, and payments under this Plan may exceed (or be less than) actual fees and expenses incurred.

Amounts paid under this Plan represent compensation for distributing and servicing the shares of the Class.  Covered activities and expenses include, but are not limited to, advertising, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund shareholders, the printing and mailing of marketing material, and administrative, shareholder services and other support services provided by financial intermediaries.

2.	OTHER PAYMENTS

The Adviser, the Distributor, any other Recipient or any of their affiliates may pay expenses incurred in connection with the distribution or marketing and sale of a Fund's shares, including the activities set forth above, out of their advisory fee revenues, profits or other resources.  The Adviser and such other parties may also make payments to third parties out of their advisory or other fees, including payments for sub-transfer agent or shareholder services.  To the extent that any payments are made by the Adviser or other party set forth above, including payments made by the Adviser to financial intermediaries, are deemed to be indirect financing of any activity primarily intended to result in the sale of Trust shares within the meaning of Rule 12b-1, such payments shall be deemed to be authorized by this Plan but shall not be subject to the limitations set forth in Section 1 of this Plan.

3.	WRITTEN AGREEMENTS

All agreements with any person relating to this Plan shall be in writing, and any agreement relating to this Plan shall:

•	describe the services to be performed by the Recipient;
•	specify the amount of, or the method for determining, the compensation to the Recipient;
•	provide that it may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the shareholders of the Fund, or by vote of a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to this Plan (the "Disinterested Trustees"), on not more than 60 days' written notice to the other party to the agreement; and
•	provide that it shall automatically terminate in the event of its assignment.

The form of dealer agreement attached as Exhibit B has been approved by the Board of Trustees in accordance with the requirements of Rule 12b-1.

4.	QUARTERLY REPORTS

The Distributor and/or the Trust's administrator shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan.  This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

5.	APPROVAL BY TRUSTEES AND CONTINUANCE OF PLAN

This Plan shall become effective with respect to each Class after approval by the vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan.  The Plan shall continue in effect with respect to the Class for a period of one year from its effective date unless terminated pursuant to its terms.  Thereafter, the Plan shall continue with respect to the Class from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance.  The Plan may be terminated with respect to the Class at any time, without penalty, on not more than sixty (60) days' written notice by a majority vote of shareholders of the Class, or by vote of a majority of the Disinterested Trustees.

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6.	SELECTION OF DISINTERESTED TRUSTEES

During the period in which the Plan is effective, the selection and nomination of those Trustees who are Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees.

7.	AMENDMENTS

All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment.  In addition, the Plan may not be amended to increase materially the amount to be expended by the Class described in Section 1 of this Plan without the approval by a vote of holders of at least a majority of the outstanding voting securities of that Class.

8.	RECORDKEEPING

The Trust shall preserve copies of the Plan, all agreements related to the Plan and all reports made pursuant to Section 4 for a period of not less than six years from the date of this Plan, the Rule 12b-1 agreement or such reports, as the case may be, the first two years in an easily accessible place.

Adopted by the Trust on June 29, 2015.

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Exhibit A

List of Funds and Classes

Investor Shares of the
 Hood River Small‑Cap Growth Fund

Effective as of June __, 2015

This plan is adopted by Roxbury Funds with respect to the Class of shares of the Funds set forth above.

In compensation for the services provided pursuant to this Plan, the Distributor, together with any other authorized Recipients, will be paid an annual fee equal to 0.25% of the average daily net assets of the Investor Shares of the Funds set forth above.
A-1

Exhibit B

FORESIDE FUND SERVICES, LLC
DEALER AGREEMENT

Re: The Roxbury Funds	Date:

Ladies and Gentlemen:

As the distributor of the shares ("Shares") of each investment company portfolio ("Fund"), of the investment company or companies referenced above and covered hereunder (collectively, "Company") which may be amended by us from time to time, Foreside Fund Services, LLC ("Distributor") hereby invites you to participate in the selling group on the following terms and conditions.  In this letter, the terms "we," "us," and similar words refer to the Distributor, and the terms "you," "your," and similar words refer to the dealer executing this agreement, including its associated persons.

1.            Dealer.  You hereby represent that you are a broker-dealer properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement, and that you are a member in good standing of the Financial Industry Regulatory Authority ("FINRA") and the Securities Investor Protection Corporation ("SIPC").  You agree that it is your responsibility to determine the suitability of any Fund Shares as investments for your customers, and that we have no responsibility for such determination.  You further agree to maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by us relating to your transactions in Fund Shares.  In addition, you agree to notify us immediately in the event your status as a member of FINRA or SIPC changes.  You agree that you will at all times comply with (i) the provisions of this Dealer Agreement related to compliance with all applicable rules and regulations; and (ii) the terms of each registration statement and prospectus for the Funds.

2.            Qualification of Shares.  The Fund will make available to you a list of the states or other jurisdictions in which Fund Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time.  You will make offers of Shares to your customers only in those states, and you will ensure that you (including your associated persons) are appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with your activities.

3.            Orders. All orders you submit for transactions in Fund Shares shall reflect orders received from your customers or shall be for your account for your own bona fide investment, and you will date and time-stamp your customer orders and forward them promptly each day and in any event prior to the time required by the applicable Fund prospectus (the "Prospectus," which for purposes of this agreement includes the Statement of Additional Information incorporated therein).  As agent for your customers, you shall not withhold placing customers' orders for any Shares so as to profit yourself or your customer as a result of such withholding.  You are hereby authorized to:  (i) place your orders directly with the relevant investment company (the "Company") for the purchase of Shares and (ii) tender Shares directly to the Company for redemption, in each case subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by us or the Fund (directly or through its Transfer Agent) from time to time.  All purchase orders you submit are subject to acceptance or rejection, and we reserve the right to suspend or limit the sale of Shares.  You are not authorized to make any representations concerning Shares of any Fund except such representations as are contained in the Prospectus and in such supplemental written information that the Fund or the Distributor (acting on behalf of the Fund) may provide to you with respect to a Fund.  All orders that are accepted for the purchase of Shares shall be executed at the next determined public offering price per share (i.e., the net asset value per share plus the applicable sales load, if any) and all orders for the redemption of Shares shall be executed at the next determined net asset value per share and subject to any applicable redemption fee or contingent deferred sales load, in each case as described in the Prospectus.

4.            Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations.  In connection with its respective activities hereunder, each party agrees to abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which the relevant party is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to the relevant party (and its associated persons) from time to time in connection with its activities hereunder ("Applicable Laws").  You are authorized to distribute to your customers the current Prospectus, as well as any supplemental sales material received from the Fund or the Distributor (acting on behalf of the Fund) (on the terms and for the period specified by us or stated in such material).  You are not authorized to distribute, furnish or display any other sales or promotional material relating to a Fund without our prior written approval, but you may identify the Funds in a listing of mutual funds available through you to your customers.  Unless otherwise mutually agreed in writing, you shall deliver or cause to be delivered to each customer who purchases shares of any Funds from or through you, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to such Funds and prepared by or on behalf of the Funds or us.  If required by Rule 10b-10 under the Securities Exchange Act or other Applicable Laws, you shall send or cause to be sent confirmations or other reports to your customers containing such information as may be required by Applicable Laws.

5.            Sales Charges and Concessions.  On each purchase of Shares by you (but not including the reinvestment of any dividends or distributions), you shall be entitled to receive such dealer allowances, concessions, sales charges or other compensation, if any, as may be set forth in the Prospectus.  Sales charge reductions and discounts may be available as provided in the Prospectus.  To obtain any such reductions, the Company or its transfer agent must be notified promptly when a transaction or transactions would qualify for the reduced charge and you must submit information that is sufficient (in the discretion of the Company) to substantiate qualification therefor.  The foregoing shall include advising us of any Letter of Intent signed by your customer or of any Right of Accumulation available to such customer.  If you fail to so advise the Fund, you will be liable for the return of any commissions plus interest thereon.  Rights of accumulation (including rights under a Letter of Intent) are available, if at all, only as set forth in the Prospectus, and you authorize any adjustment to your account (and will be liable for any refund) to the extent any allowance, discount or concession is made and the conditions therefor are not fulfilled.  Each price is always subject to confirmation, and will be based upon the net asset value next determined after receipt of an order that is in good form.  If any Shares purchased are tendered for redemption or repurchased by the Fund for any reason within seven business days after confirmation of the purchase order for such Shares, you agree to promptly refund the full sales load or other concession and you will forfeit the right to receive any compensation allowable or payable to you on such Shares.  The Fund reserves the right to waive sales charges.  You represent to us that you are eligible to receive any such sales charges and concessions paid to you by us under this section.

6.            Transactions in Fund Shares.  With respect to all orders you place for the purchase of Fund Shares, unless otherwise agreed, settlement shall be made with the Company within three (3) business days after acceptance of the order.  If payment is not so received or made, the transaction may be cancelled.  In this event or in the event that you cancel the trade for any reason, you agree to be responsible for any loss resulting to the Funds or to us from your failure to make payments as aforesaid.  You shall not be entitled to any gains generated thereby.  You also assume responsibility for any loss to a Fund caused by any order placed by you on an "as-of" basis subsequent to the trade date for the order, and will immediately pay such loss to the Fund upon notification or demand.  Such orders shall be acceptable only as permitted by the Company and shall be subject to the Company's policies pertaining thereto, which may include receipt of an executed Letter of Indemnity in a form acceptable to the Fund and /or to us prior to the Company's acceptance of any such order.

7.            Accuracy of Orders; Customer Signatures.  You shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your customers by any means, including wire or telephone.  In addition, you agree to guarantee the signatures of your customers when such guarantee is required by the Company and you agree to indemnify and hold harmless all persons, including us and the Funds' transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8.            Indemnification.  You agree to indemnify hold harmless us, our officers, directors, agents and employees and the Company from and against any claims, liabilities, expenses (including reasonable attorneys' fees) and losses resulting from (i) any failure by you to comply with Applicable Laws in connection with activities performed under this agreement, or (ii) any unauthorized representation made by you concerning an investment in Fund Shares.

We agree to indemnify and hold harmless you and your officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys fees) and losses resulting from (i) any failure by us to comply with Applicable Laws in connection with our activities as Distributor under this agreement, or (ii) any untrue statement of a material fact set forth in a Fund's Prospectus or supplemental sales material provided to you by us (and used by you on the terms and for the period specified by us or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading.

9.            Multi-Class Distribution Arrangements.  You understand and acknowledge that the Funds may offer Shares in multiple classes, and you represent and warrant that you have established compliance procedures designed to ensure that your customers are made aware of the terms of each available class of Fund Shares, to ensure that each customer is offered only Shares that are suitable investments for him or her, to ensure that each customer is availed of the opportunity to obtain sales charge break points as detailed in the Prospectus, and to ensure proper supervision of your representatives in recommending and offering the Shares of multiple classes to your customers.

10.            Anti-Money Laundering Compliance. Each party to this agreement acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.  Each party represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder ("AML Laws"), including NASD Conduct Rule 3011, in all relevant respects.  You agree to cooperate with us to satisfy AML due diligence policies of the Company and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by us or the Company to ensure compliance with AML Laws.  Dealer also agrees to provide for screening its own new and existing customers against the Office of Foreign Asset Control ("OFAC") list and any other government list that is or becomes required under the AML Acts.

11.            Privacy.  The parties agree that any Non-Public Personal Information, as the term is defined in Regulation S-P ("Reg S-P") of the Securities and Exchange Commission, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this agreement.  Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

12.            Distribution and/or Service Fees.  Subject to and in accordance with the terms of each Prospectus and the Distribution Plan and/or Service Plan, if any, adopted by resolution of the Board pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"), we may pay financial institutions with which we have entered into an agreement in substantially the form annexed hereto as Appendix  A or such other form as may be approved from time to time by the Funds' Board (the Fee Agreement") such fees as may be determined in accordance with such Fee Agreement, for distribution, shareholder or administrative services, as described therein.

13.            Order Processing.  In accordance with NASD Notice to Members 03-50 (reminding members of their responsibility to ensure that they have in place policies and procedures reasonably designed to detect and prevent the occurrence of mutual fund transactions that would violate Rule 22c-1 under the 1940 Act, NASD Conduct Rule 2110 and other applicable rules and regulations), you represent that you have reviewed your policies and procedures to ensure that they are adequate with respect to preventing violations of law and prospectus requirements related to timely order-taking and market timing activity, in that such policies and procedures (i) prevent the submission of any order received after the deadline for submission of orders in each day that are eligible for pricing at that day's net asset value per share ("NAV"); and (ii) prevent the purchase of Fund Shares by an individual or entity whose stated objectives are not consistent with the stated policies of a Fund in protecting the best interests of longer-term investors, particularly where such investor may be seeking market timing or arbitrage opportunities through such purchase.  You represent that you will be responsible for the collection and payment to the Company of any Redemption Fees based upon the terms outlined in the Company's prospectus.

14.            Amendments. This agreement may be amended from time to time by the following procedure.  We will mail a copy of the amendment to you at your address shown below or as registered as your main office from time to time with FINRA.  If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement.  Your objection must be in writing and be received by us within such fifteen (15) days.  All amendments shall be in writing and except as provided above shall be executed by both parties.

15.            Termination.  This agreement shall inure to the benefit of the successors and assigns of either party hereto, provided, however, that you may not assign this agreement without our prior written consent.  This agreement may be terminated by either party, without penalty, upon ten days' prior written notice to the other party.  Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

16.            Notices. All notices and communications to us shall be sent to us at Three Canal Plaza, Suite 100, Portland, ME 04101, Attn: Legal/Compliance, or at such other address as we may designate in writing.  All notices and other communication to you shall be sent you at the address set forth below or at such other address as you may designate in writing.  All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery, with a confirming copy by mail.

17.            Authorization.  Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein, and that the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this agreement.

18.            Directed Brokerage Prohibitions.  The Distributor and Dealer agree that neither of them shall direct Fund portfolio securities transactions or related remuneration to satisfy any compensation obligations under this Agreement.  The Distributor also agrees that it will not directly or indirectly compensate the dealer executing this agreement in contravention of Rule 12b-1(h) of the 1940 Act.

19.            Shareholder Information.  The dealer executing this agreement agrees to comply with the requirements set forth on Appendix B attached hereto regarding the provision of shareholder information pursuant to Rule 22c-2 of the 1940 Act.

20.            Miscellaneous. This agreement supersedes any other agreement between the parties with respect to the offer and sale of Fund Shares and other matters covered herein.  The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.  This agreement may be executed in any number of counterparts, which together shall constitute one instrument.  This agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflict of laws principles, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

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If the foregoing corresponds with your understanding of our agreement, please sign this document and the accompanying copies thereof in the appropriate space below and return the same to us, whereupon this agreement shall be binding upon each of us.

Foreside Fund Services, LLC

By:

Insert Name:

Title:

Agreed to and accepted:

[Insert Dealer Name]

By:

Print Name:

Title:

Address of Dealer:

Operations Contact:

Name:

Phone:

Email:

Appendix A

FORESIDE FUND SERVICES, LLC
DISTRIBUTION/SERVICE FEE AGREEMENT

Re: The Roxbury Funds	Date:

Ladies and Gentlemen:

This Fee Agreement ("Agreement") confirms our understanding and agreement with respect to Rule 12b‑1 payments to be made to you in accordance with the Dealer Agreement between you and us (the "Dealer Agreement"), which entitles you to serve as a selected dealer of certain Funds for which we serve as Distributor.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Dealer Agreement.

1.        From time to time during the term of this Agreement, we may make payments to you pursuant to one or more distribution and service plans (the "Plans") adopted by certain of the Funds pursuant to Rule 12b-1 of the Investment Company Act of 1940 (the "1940 Act").  You agree to furnish sales and marketing services and/or shareholder services to your customers who invest in and own Fund Shares, including, but not limited to, answering routine inquiries regarding the Funds, processing shareholder transactions, and providing any other shareholder services not otherwise provided by a Fund's transfer agent.  With respect to such payments to you, we shall have only the obligation to make payments to you after, for as long as, and to the extent that, we receive from the Fund an amount equivalent to the amount payable to you.  The Fund reserves the right, without prior notice, to suspend or eliminate the payment of such Rule 12b-1 Plan payments or other dealer compensation by amendment, sticker or supplement to the then-current Prospectus of the Fund or other written notice to you.

2.        Any such fee payments shall reflect the amounts described in the Fund's prospectus.  Payments will be based on the average daily net assets of Fund Shares which are owned by those customers of yours whose records, as maintained by the Funds or the transfer agent, designate your firm as the customer's dealer of record.  No such fee payments will be payable to you with respect to shares purchased by or through you and redeemed by the Funds within seven business days after the date of confirmation of such purchase.  You represent that you are eligible to receive any such payments made to you under the Plans.

3.        You agree that all activities conducted under this Agreement will be conducted in accordance with the Plans, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of FINRA.

4.        Upon request, on a quarterly basis, you shall furnish us with a written report describing the amounts payable to you pursuant to this Agreement and the purpose for which such amounts were expended.  We shall provide quarterly reports to the Funds' Board of amounts expended pursuant to the Plans and the purposes for which such expenditures were made.  You shall furnish us with such other information as shall reasonably be requested by us in connection with our reports to the Board with respect to the fees paid to you pursuant to this Agreement.

5.        This Agreement shall continue in effect until terminated in the manner prescribed below or as provided in the Plans or in Rule 12b-1. This Agreement may be terminated, with respect to one or more Funds, without penalty, by either of us, upon ten days' prior written notice to the other party.  In addition, this Agreement will be terminated with respect to any Fund upon a termination of the relevant Plan or the Dealer Agreement, if a Fund closes to new investments, or if our Distribution Agreement with the Funds terminates.

6.        This Agreement may be amended by us from time to time by the following procedure.  We will mail a copy of the amendment to you at your address shown below or as registered from time to time with FINRA.  If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement.  Your objection must be in writing and be received by us within such fifteen days.

7.        This Agreement shall become effective as of the date when it is executed and dated by us below.  This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the state of Delaware, without regard to conflict of laws principles.

8.        All notices and other communications shall be given as provided in the Dealer Agreement.

If the foregoing is acceptable to you, please sign this Agreement in the space provided below and return the same to us.

Foreside Fund Services, LLC
Agreed to and Accepted
Name and Address of Dealer firm:

By:

Insert Name:

Title:

By:

Insert Name:

Title:

APPENDIX B

Information Regarding the Provision of Shareholder Information Pursuant to Rule 22c-2

(a)        Agreement to Provide Information.  Dealer agrees to provide the Fund, upon request, the taxpayer identification number ("TIN"), if known, (or in the case of a non U.S. shareholder, if the TIN is unavailable, the International Taxpayer Identification Number or other government issued identifier) of any or all Shareholder(s) who have purchased, redeemed, transferred, or exchanged fund shares held through an account with Dealer and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Dealer during the period covered by the request.

i.        Period Covered by Request.  Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought.  The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

ii.        Form and Timing of Response.  Dealer agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five business days, after receipt of a request.  If the requested information is not on the Dealer's books and records, Dealer agrees to use best efforts to:  (x) provide or arrange to provide to the Fund the requested information from shareholders who hold an account with an indirect intermediary, including a determination on whether any specific person about whom Dealer has received information, is itself a financial intermediary; or (y) if directed by the Fund, restrict or prohibit further purchases or exchanges of Fund Shares by a shareholder who has been identified by the Fund as having engaged in transactions of Fund shares (directly or indirectly) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund.  In such instance, Dealer agrees to inform the Fund whether it plans to perform (x) or (y).  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.  To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

iii.        Limitations on Use of Information.  The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Dealer.

(b)        Agreement to Restrict Trading.  Dealer agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Fund shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Dealer's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

i.        Form of Instructions.  Instructions must include the TIN, if known, and the specific restriction(s) to be executed.  If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

ii.        Timing of Response.  Dealer agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Dealer.

iii.        Confirmation by Dealer.  Dealer must provide written confirmation to the Fund that instructions have been executed.  Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c)        Definitions.  For purposes of this Appendix B:

i.        The term "Fund" includes the fund's investment adviser, principal underwriter and transfer agent.  The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1

ii.        The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Dealer.

iii.        The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the Dealer in nominee name or, alternatively, for use with retirement plan recordkeepers, the term means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

iv.        The term "written" includes electronic writings and facsimile transmissions.

v.        The term "Dealer" shall mean a "financial intermediary" as defined in SEC Rule 22c-2.

1.  As defined in SEC Rule 22c-2(b), the term "excepted fund" means any:  (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.